Exhibit 5.1

July 19, 2019

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado 80401

Re:                             Registration Statement on Form S-3 (File No. 333-220461); 8,653,846 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as legal counsel to Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 8,653,846 shares (each, a “Share”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2017 (File No. 333-220461), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Act (as so filed, the “Registration Statement”), a base prospectus dated September 29, 2017 (the “Base Prospectus”), and a prospectus supplement dated July 17, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a Securities Purchase Agreement dated July 17, 2019 (the “Securities Purchase Agreement”) to certain institutional investors in a registered direct offering. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In rendering this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that, as of the date hereof:

1.              The issue and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and, when and to the extent that the Shares are issued against payment therefor in accordance with the Prospectus and the Securities Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 19, 2019 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DAVIS GRAHAM & STUBBS LLP

DAVIS GRAHAM & STUBBS LLP